CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Stein Roe Institutional Client High Yield Fund (a series comprising Liberty-Stein Roe Funds Trust) in the Stein Roe Institutional Client High Yield Fund Prospectus and "Independent Auditors" and "Financial Statements" in the Liberty-Stein Roe Funds Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 8 to the Registration Statement (Form N-1A, No. 333-19181) of our report dated August 16, 2002 on the financial statements and financial highlights of Stein Roe Institutional Client High Yield Fund and SR&F High-Yield Portfolio (a series comprising SR&F Base Trust) included in the Stein Roe Institutional Client High Yield Fund Annual Report dated June 30, 2002.


ERNST & YOUNG LLP


Boston, Massachusetts
October 24, 2002